                                 EXHIBIT 23.4

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



The Board of Directors
First Capitol Bank:

We consent to inclusion of our report dated January 30, 1998, with respect to the balance sheets of First Capitol Bank as of December 31, 1997 and 1996, and the related statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, in the proxy statement/prospectus of First Capitol Bank which forms a part of the registration statement on Form S-4 of Susquehanna Bancshares, Inc., and to the reference to our firm under the heading "Experts".


/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP


Short Hills, New Jersey
June 26, 1998